Exhibit 99.1

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5191

Julie Prozeller
Financial Dynamics
Tel: 212-850-5608

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD
FIRST QUARTER RESULTS

* All Growth Engines Surpass Expectations

* Increases Guidance for 2004

Dallas, TX, April 21, 2004 – Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its first quarter ended March 31, 2004 and increased guidance for 2004.

Total first quarter revenue increased 30 percent to $312.4 million compared to $240.2 million for the first quarter of 2003. Net income increased 163 percent to $32.3 million for the first quarter of 2004, or $0.39 per diluted share, compared to $12.3 million, or $0.16 per diluted share, for the first quarter of 2003.

EBITDA for the first quarter of 2004 increased 73 percent to $78.8 million compared to $45.6 million for the first quarter of 2003. Cash earnings increased 121 percent to $35.6 million compared to $16.1 million for the first quarter of 2003. Cash earnings per diluted share increased 105 percent to $0.43 per diluted share compared to $0.21 per diluted share for the first quarter of 2003. (See “Financial Measures” below for a discussion of EBITDA and cash earnings.)

The Company’s performance significantly exceeded expectations due to over-performances in all three growth engines totaling approximately $0.07 to $0.08 per share, as well as certain foreign exchange and timing benefits, also approximating $0.07 to $0.08 per share.  Timing benefits included delayed expenses related to marketing efforts in Canada and new product expenditures.

“We are very pleased with our record first quarter results, which significantly exceeded our expectations,” commented Mike Parks, chairman and chief executive officer. “All three of the Company’s growth engines again posted strong double-digit growth. Alliance Data continues to benefit from the significant client signings over the past two years as well as strong core growth across its business lines. This year is off to a strong start as evidenced by three significant contract renewals in our AIR MILES® Reward Miles program, including BMO Bank of Montreal, Shell Canada and Air Canada. In addition, the launch of the WestJet and BMO Bank of Montreal Tri-Branded Mastercard provides a new growth channel for Canada. We are also pleased with our robust new business pipeline. During the quarter we announced significant new private label customers, including Design Within Reach and Peebles. We are highly confident in the future and our continued ability to achieve our growth goals.”

Segment Review

Transaction Services revenue, our largest segment, increased 20 percent in the first quarter to $171.6 million compared to first quarter 2003. EBITDA increased 23 percent in the first quarter to $23.9 million compared to first quarter 2003. The vast majority of this segment consists of Alliance Data’s private label and utility services businesses, two of the Company’s main growth engines.  Both of these engines are benefiting from core client growth plus new client signings that occurred during 2002 and 2003.  These factors led to a more than 22 percent increase in the number of statements generated, while revenue per statement remained firm.

Credit Services revenue increased 30 percent in the first quarter to $142.2 million while EBITDA increased 123 percent to $40.0 million compared to first quarter 2003. All four of the segment’s key metrics were trending above expectations, which contributed to the segment’s over-performance. Specifically, both private label credit sales and portfolio growth grew at a rate in the mid to high teens as the significant number of signings in the last two years continued to ramp up. This ramp up, combined with a surprisingly strong consumer spending trend throughout the quarter, contributed to the Company’s better-than-expected results.  The segment continued to benefit from operating expense improvements in both funding costs and credit losses.

Marketing Services revenue increased 35 percent in the first quarter to $80.4 million compared to first quarter 2003. EBITDA increased 82 percent in the first quarter to $14.9 million compared to first quarter 2003.  The strong growth in revenue and EBITDA was driven by the segment’s two key business drivers:  AIR MILES reward miles issued, which increased 9 percent, and AIR MILES reward miles redeemed, which increased 27 percent. Results also continued to benefit from the strong Canadian dollar and, as previously mentioned, the first quarter results reflected minimal marketing expenditures.

Outlook

Based on Alliance’s strong performance this quarter, the Company expects to outperform the previously provided guidance for 2004. Specifically, the Company is increasing its 2004 cash earnings per share estimate to $1.30 - $1.33, representing 26 percent to 29 percent growth versus 2003. This revised guidance reflects some additional operating over-performance, partially offset by anticipated expenditures during the year designed to build for 2005 and 2006.

Regarding the second quarter, the Company expects cash earnings per share of $0.31 - $0.32, or approximately 30 percent to 33 percent growth over second quarter 2003.  This reflects expectations of continued operating over-performance offset by the normal seasonal downturn in Credit Services and the elimination of the first quarter’s foreign exchange and timing benefits.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as EBITDA, Operating EBITDA and Cash Earnings. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. The Company refers to EBITDA before stock compensation expense as EBITDA in this press release. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data Systems will host a conference call on April 21, 2004 at 5 p.m. (Eastern) to discuss the Company’s first quarter results. The conference call will be available via the Internet at www.AllianceDataSystems.com. There will be several slides accompanying the webcast.  Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS ) is a leading provider of transaction services, credit services and marketing services. The Company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages approximately 95 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 7,500 associates at more than 20 locations in the United States and Canada. For more information about the Company, visit its web site, www.AllianceDataSystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003	Change
Revenues	$312.4	$240.2	30%

Net income	$32.3	$12.3	163%

Net income per share - diluted	$0.39	$0.16	144%

EBITDA before stock compensation expense	$78.8	$45.6	73%

Operating EBITDA before stock compensation expense	$77.5	$48.2	61%

Cash earnings	$35.6	$16.1	121%

Cash earnings per share - diluted	$0.43	$0.21	105%

	As of
	March 31, 2004	December 31, 2003

Cash and cash equivalents	$107.2	$67.7
Seller’s interest and credit card receivables	255.1	271.4
Redemption settlement assets	221.1	215.3
Intangible assets, net	137.6	143.7
Goodwill	484.1	484.4
Total assets	1,837.1	1,868.4

Deferred revenue	465.2	465.9
Certificates of deposit	91.0	200.4
Core debt	228.5	189.8
Total liabilities	1,095.7	1,166.1
Stockholders’ equity	741.4	702.3

	Three Months Ended March 31,
	2004	2003	Change
Segment Revenue:
Transaction Services	$171.6	$143.1	20%
Credit Services	142.2	109.2	30%
Marketing Services	80.4	59.7	35%
Intersegment	(81.8)	(71.8)	14%
	$312.4	$240.2	30%

Segment EBITDA before stock compensation expense:
Transaction Services	$23.9	$19.5	23%
Credit Services	40.0	17.9	123%
Marketing Services	14.9	8.2	82%
	$78.8	$45.6	73%

Key Indicators:
Core transactions processed	604.5	453.0	33%
Statements generated	48.0	39.3	22%
Average core portfolio	$2,912.3	$2,532.1	15%
Private label credit sales	$1,310.9	$1,118.4	17%
AIR MILES Reward Miles issued	620.7	571.7	9%
AIR MILES Reward Miles redeemed	407.2	321.6	27%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Total revenues	$312.4	$240.2

Total operating expenses	256.9	214.6

Operating income	55.5	25.6

Financing costs (1)	3.6	5.7
Income before income taxes	51.9	19.9
Income tax expense	19.6	7.6
Net income	$32.3	$12.3

Net income per share – basic	$0.40	$0.16
Net income per share – diluted	$0.39	$0.16

Weighted average shares – basic	80.1	74.9
Weighted average shares – diluted	83.2	76.5

(1)                                  Financing costs includes non-cash fair value gain on swap of $2.3 million and $1.5 million for the three months ended March 31, 2004 and 2003, respectively.

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003
EBITDA and Operating EBITDA before stock compensation expense:
Net income (GAAP)	$32.3	$12.3
Income tax expense	19.6	7.6
Financing costs	3.6	5.7
Stock compensation expense (2)	—	2.7
Depreciation and other amortization	16.5	12.9
Amortization of purchased intangibles	6.8	4.4
EBITDA before stock compensation expense	78.8	45.6
Plus change in deferred revenue	(0.7)	32.6
Less change in redemption settlement assets	(5.8)	(14.3)
Foreign currency impact	5.2	(15.7)
Operating EBITDA before stock compensation expense	$77.5	$48.2

Cash Earnings:
Net income (GAAP)	$32.3	$12.3
Add back non-cash non-operating items:
Amortization of purchased intangibles	6.8	4.4
Stock compensation expense (2)	—	2.7
Mark to market swap adjustment (3)	(2.3)	(1.5)
Income tax effect (4)	(1.2)	(1.8)
Cash earnings	$35.6	$16.1

Weighted average shares - diluted	83.2	76.5

Cash earnings per share - diluted	$0.43	$0.21

(2)                                  In the first quarter of 2003, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(3)                                  Represents the non-cash fair value gain on an interest rate swap that does not meet the hedging requirements of Statement of Financial Accounting Standards No. 133, as revised.

(4)                                  Represents income taxes adjustments for the tax benefit or expense related to the non-cash non-operating items.

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT EBITDA
BEFORE STOCK COMPENSATION EXPENSE

(Unaudited) (In millions, except per share amounts)

	Three months ended March 31, 2004
	Operating income	Depreciation & amortization	Stock compensation expense (2)	EBITDA(5)
Transaction Services	$7.2	$16.7	$—	$23.9
Credit Services	38.0	2.0	—	40.0
Marketing Services	10.3	4.6	—	14.9
	$55.5	$23.3	$—	$78.8

	Three months ended March 31, 2003
	Operating income	Depreciation & amortization	Stock compensation expense(2)	EBITDA(5)
Transaction Services	$7.0	$11.6	$0.9	$19.5
Credit Services	15.6	1.4	0.9	17.9
Marketing Services	3.0	4.3	0.9	8.2
	$25.6	$17.3	$2.7	$45.6

(2)                                  In the first quarter of 2003, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(5)                                  Represents segment EBITDA before stock compensation expense and is equal to operating income plus depreciation and amortization and stock compensation expense.

###